Exhibit (j)


                    FORM OF CUSTODIAN SERVICES AGREEMENT

     THIS AGREEMENT is made and entered into as of [ ], 2005 by and between SEI PRIVATE TRUST COMPANY, a savings association supervised by the Office of Thrift Supervision ("SEI Trust"), and GOLDMAN SACHS HEDGE FUND PARTNERS REGISTERED MASTER FUND, LLC, a Delaware limited liability company (the "Master Fund").

                            W I T N E S S E T H:

     WHEREAS, the Master Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, the Master Fund wishes to retain SEI Trust to provide custodian services, and SEI Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS.

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any person authorized by the Master Fund to give Written Instructions on behalf of the Master Fund. An Authorized Person's scope of authority may be limited by the Master Fund setting forth such limitation in a written document by the Master Fund.

     (d) "Book-Entry System" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

     (e)  "CEA" means the Commodities Exchange Act, as amended.

     (f) "Interests" mean the limited liability company interests of the Master Fund.

     (g) "Written Instructions" mean (i) written instructions delivered by hand, mail or facsimile sending device and signed by two Authorized Persons and received by SEI Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access.

     (h) "SEI Trust" means SEI Private Trust Company or a subsidiary or affiliate of SEI Private Trust Company.

     (i)  "SEC" means the Securities and Exchange Commission.

     (j) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (k)  "Property" means:

          (i) any and all securities and other investment items which the Master Fund may from time to time deposit, or cause to be deposited, with SEI Trust or which SEI Trust may from time to time hold for the Master Fund;

          (ii) all income in respect of any of such securities or other investment items;

          (iii) all proceeds of the sale of any of such securities or investment items; and

          (iv) all proceeds of the sale of securities issued by the Master Fund, which are received by SEI Trust from time to time, from or on behalf of the Master Fund.

2. APPOINTMENT. The Master Fund hereby appoints SEI Trust to provide custodian services to the Master Fund, and SEI Trust accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Master Fund has provided or, where applicable, will provide SEI Trust with the following:

     (a) at SEI Trust's request, certified or authenticated copies of the resolutions of the Master Fund's Board of Managers, approving the appointment of SEI Trust or its affiliates to provide services;

     (b) a copy of the Master Fund's most recent effective registration statement;

     (c) a copy of the Master Fund's advisory and, if applicable, sub-advisory agreements;

     (d) a copy of the placement agency agreements, if any, with respect to each class of Interests;

     (e)  a copy of the Master Fund's administration agreement;

     (f) copies of any distribution and/or member servicing plans and agreements made in respect of the Master Fund or a class thereof; and

     (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH LAWS. SEI Trust undertakes to comply with applicable requirements of the Securities Laws and laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by SEI Trust hereunder. Except as specifically set forth in this Agreement herein, SEI Trust assumes no responsibility for compliance with such laws by the Master Fund or any other entity.

5. INSTRUCTIONS.

     (a) Unless otherwise provided in this Agreement, SEI Trust shall act only upon Written Instructions.

     (b) SEI Trust shall be entitled to rely upon any Written Instruction it receives from an Authorized Person (or from a person reasonably believed by SEI Trust to be an Authorized Person) pursuant to this Agreement. SEI Trust may assume that any Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Master Fund or of any vote, resolution or proceeding of the Master Fund's Board of Managers or of the Master Fund's members, unless and until SEI Trust receives Written Instructions to the contrary, SEI has actual knowledge to the contrary or such Written Instructions are not the type of Written Instructions that an Authorized Person is authorized to give and the Master Fund has given SEI written notice of the relevant limitation on the types of Written Instructions that such Authorized is authorized to give and such Written Instructions are clearly not with such authorized types.

6. RIGHT TO RECEIVE ADVICE.

     (a) ADVICE OF THE MASTER FUND. If SEI Trust is in doubt as to any action it should or should not take, SEI Trust may request directions or advice, including Written Instructions, from the Master Fund.

     (b) ADVICE OF COUNSEL. If SEI Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, SEI Trust may request advice at its own cost from counsel selected by SEI Trust and reasonably acceptable to the Master Fund (who may be counsel for the Master Fund, the Master Fund's investment adviser or SEI Trust, at the option of SEI Trust).

     (c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Written Instructions SEI Trust receives from the Master Fund, and the advice it receives from counsel, SEI Trust shall be entitled to rely upon and follow the advice of counsel. SEI Trust shall refrain from acting in the event of a conflict, unless counsel advises SEI Trust that failure to take action is likely to result in additional loss, liability or expense. In the event SEI Trust relies on the advice of counsel, SEI Trust remains liable for any action or omission on the part of SEI Trust that constitutes willful misfeasance, bad faith, gross negligence or reckless disregard by SEI Trust of any duties, obligations or responsibilities set forth in this Agreement.

     (d) SEI Trust will promptly notify the Master Fund of a determination of counsel pursuant to clause (b) or (c) of this Section 6 in writing and provide the Master Fund with a written explanation of the basis for such determination. In the event SEI Trust does not take an action required under this Agreement because such action would not be in compliance with applicable law, the parties shall agree on a reasonable accommodation or solution that will provide the Master Fund to the extent reasonably possible the benefit of such action in compliance with applicable law; provided, however, that if after 45 days the parties are not able to reach in good faith a mutually satisfactory accommodation or solution and as a result SEI Trust is no longer able to properly perform its duties hereunder such that is or are individually or in the aggregate material to this Agreement, the Master Fund shall have the right to terminate this Agreement on at least 45 days' written notice to SEI Trust.

     (e) PROTECTION OF SEI TRUST. SEI Trust shall be indemnified by the Master Fund and without liability for any action SEI Trust takes or does not take in reliance upon directions or advice or Written Instructions SEI Trust receives from or on behalf of the Master Fund or from counsel and which SEI Trust believes, in good faith, to be consistent with those directions or advice or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon SEI Trust (i) to seek such directions or advice or Written Instructions, or (ii) to act in accordance with such directions or advice or Written Instructions.

7. RECORDS; VISITS. The books and records pertaining to the Master Fund, which are in the possession or under the control of SEI Trust shall be the property of the Master Fund. Such books and records shall be prepared and maintained as required by the 1940 Act (specifically including but not limited to Section 31 thereof and Rules 31a-1 and 31a-2 thereunder) and other applicable securities laws, rules and regulations. The Master Fund and its authorized officers, employees and agents and any other person authorized by the Master Fund shall have access to such books and records at all times during SEI Trust's normal business hours. Upon the reasonable request of the Master Fund, copies of any such books and records shall be provided by SEI Trust to the Master Fund or to an authorized representative of the Master Fund, at the Master Fund's expense. No records of the Master Fund in possession of SEI Trust may be destroyed other than in accordance with the standard policies and procedures of SEI Trust in effect from time to time. The Master Fund may from time to time request that SEI Trust provide the Master Fund with copies of records pertaining to the Master Fund, and SEI shall comply with such requests, subject to the Master Fund paying the reasonable costs and expense incurred by SEI Trust in complying with such requests. In the event of the termination of this agreement, all books and records maintained pursuant to this Section 7 shall be delivered in accordance with Section 17 of this Agreement.

8. CONFIDENTIALITY. Each party shall, and shall cause its respective affiliates and its and their respective officers, directors, trustees, members, managers or agents to, keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about Master Fund portfolio holdings or investment processes, product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Master Fund or SEI Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Master Fund or SEI Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the first time it is obtained unless such knowledge was confidential when obtained by the receiving party; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (g) has been or is independently developed or obtained by the receiving party.

9. COOPERATION WITH ACCOUNTANTS. SEI Trust shall cooperate with the Master Fund's independent public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Master Fund.

10. SEI SYSTEM. SEI Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by SEI Trust in connection with the services provided by SEI Trust to the Master Fund.

11. DISASTER RECOVERY. SEI Trust shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, SEI Trust shall, at no additional expense to the Master Fund, take reasonable steps to minimize service interruptions. SEI Trust shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by SEI Trust's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

12. COMPENSATION. As compensation for the services rendered by SEI Trust under this Agreement, the Master Fund will pay to SEI Trust the fee set forth in Schedule B hereto. The Master Fund acknowledges that SEI Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

13. INDEMNIFICATION. The Master Fund agrees to indemnify and hold harmless SEI Trust and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which SEI Trust takes in connection with the provision of services to the Master Fund. Neither SEI Trust, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by SEI Trust's, its agents' or its affiliates' or their respective officers, directors, agents and employees own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of SEI Trust's activities under this Agreement. The provisions of this Section 13 shall survive termination of this Agreement.

14. RESPONSIBILITY OF SEI TRUST.

     (a) SEI Trust shall be under no duty to take any action hereunder on behalf of the Master Fund except as specifically set forth herein or as may be specifically agreed to by SEI Trust and the Master Fund in a written amendment hereto. SEI Trust shall be obligated to exercise reasonable care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. SEI Trust shall be liable only for any damages arising out of SEI Trust's failure to perform its duties under this Agreement to the extent such damages arise out of SEI Trust's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties under this Agreement. SEI Trust shall not be relieved of its responsibilities or liabilities if it engages sub-custodians or other agents to perform its duties hereunder.

     (b) Notwithstanding anything in this Agreement to the contrary, (i) provided that SEI Trust complies with Section 11, and it has acted in accordance with the standard of care set forth in clause
          (a) of this Section 14, SEI Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of god; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) SEI Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which SEI Trust reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, neither party to this Agreement nor their respective affiliates nor their respective officers, directors, trustees, members, managers or agents shall be liable for any consequential, special or indirect losses or damages in connection with this Agreement (except for any such losses or damages caused by a failure of such party or such person to comply with the obligation set forth in Section 8 hereof), whether or not the likelihood of such losses or damages was known by SEI Trust or its affiliates.

     (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

The provisions of this Section 14 shall survive termination of this Agreement.

15. DESCRIPTION OF SERVICES. SEI Trust shall perform the custodian services set forth in Schedule A hereto. SEI Trust may sub-contract with third parties to perform certain of the services to be performed by SEI Trust hereunder; provided, however, that SEI Trust shall remain responsible to the Master Fund for the acts and omissions of such other entities as if SEI Trust had itself performed those acts or omissions. In meeting its duties hereunder, subject to its obligations under this Agreement, SEI Trust shall have the general authority to do all acts deemed in SEI Trust's good faith belief to be necessary and proper to perform its obligations under this Agreement.

16. DURATION AND TERMINATION. This Agreement shall be in effect through and including through and including the one-year anniversary of the date of the initial sale of Interests in the Master Fund, directly or indirectly, to a party other than Goldman Sachs Hedge Fund Strategies LLC or The Goldman Sachs Group, Inc. (the "Initial Term"). After the Initial Term, the term of this Agreement will automatically renew for additional one-year renewal terms (a "Renewal Term"; each Renewal Term and the Initial Term, being referred to herein as a "Term") unless either SEI Trust or the Master Fund gives written notice to the other party at least 90 days prior to the date on which the Initial Term or the then-current Renewal Term is scheduled to expire, that the notifying party has elected to let such Term expire. This Agreement may be terminated only: (i) by SEI Trust or the Master Fund in accordance with the provisions of this Section 16; (ii) by SEI Trust on such date as is specified in written notice given by SEI Trust, in the event of a breach of one or more provisions of this Agreement, which are individually or in the aggregate material to this Agreement, in any material respect by the Master Fund, provided SEI Trust has notified the Master Fund of the breach at least 90 days prior to the specified date of termination and the Master Fund has not remedied such breach within 45 days of the date of such notice is received by the Master Fund; or (iii) by the Master Fund on such date as is specified in written notice given by the Master Fund, as applicable, in the event of a breach of one or more provisions of this Agreement, which are individually or in the aggregate material to this Agreement, in any material respect by SEI Trust, provided the Master Fund has notified SEI Trust of the breach at least 90 days prior to the specified date of termination and SEI Trust has not remedied such breach within 45 days of the date of such notice is received by SEI Trust. In addition, this Agreement shall terminate upon the dissolution, liquidation, winding-up or termination of the Master Fund. SEI Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to SEI Trust of all of its fees, compensation, costs and expenses then payable under the terms of this Agreement and SEI Trust's reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider, or to a bank or trust company pending appointment of such successor. SEI Trust shall have, to the extent permissible under the 1940 Act, a security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

17. SUCCESSOR CUSTODIAN. If a successor custodian shall be appointed by the Board of Managers, SEI Trust shall, upon the termination of this Agreement and at the cost of the Master Fund, deliver to such successor custodian at the office of SEI Trust, duly endorsed and in the form for transfer, all securities, funds and other properties then held by it hereunder and shall transfer to an account of the successor custodian all of the securities of the Master Fund held in a Book-Entry System. In the event that no Written Instructions designating a successor custodian shall have been delivered to SEI Trust on or before the date when any termination of this Agreement shall become effective, then SEI Trust shall have the right to deliver at the cost of the Master Fund to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $25,000,000, acting as a custodian of the Master Fund, all securities, funds and other properties held by SEI Trust and all instruments held by SEI Trust relative thereto and all other property held by it under this Agreement and to transfer to an account of such successor custodian all of the securities of the Master Fund held in a Book-Entry System. SEI Trust agrees to reasonably cooperate with such successor custodian in connection with the transfer of such securities and information. Thereafter, such bank or trust company shall be the successor of SEI Trust under this Agreement, and SEI Trust shall have no further duties and obligations hereunder, except as otherwise specifically provided by this Agreement. In the event that securities, funds and other properties remain in the possession of SEI Trust after the date of termination hereof owing to failure of the Board of Managers to appoint a successor custodian, SEI Trust shall be entitled to fair compensation for its services during such period as SEI Trust retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of SEI Trust shall remain in full force and effect.

The provisions of this Section 17 shall survive any termination of this Agreement.

18. NOTICES. Notices shall be addressed (a) if to SEI Trust at One Freedom Valley Drive, Oaks, Pennsylvania 19456, Attention: General Counsel; (b) if to the Master Fund, c/o Goldman Sachs Hedge Fund Strategies LLC, 701 Mt. Lucas Road, Princeton, New Jersey 08590, Attention: General Counsel; or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming electronic, hand or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it had been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it was delivered.

19. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by both parties.

20. ASSIGNMENT. This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that the Master Fund agrees not to unreasonably withhold its consent to an assignment by SEI Trust of all or part of its rights, responsibilities, or duties hereunder to any subsidiary, parent or affiliate of SEI Trust upon the provision of prior notice to the Master Fund, provided that no such assignment will relieve SEI Trust of any of its obligations hereunder. Notwithstanding the foregoing, SEI Trust shall have the right to assign this Agreement to its affiliate, SEI Trust Company, a Pennsylvania trust company ("SEI TC") so long as SEI TC remains an affiliate of SEI Trust at the time of such assignment; and SEI Trust shall give the Master Fund written notice of such an assignment reasonably promptly after the occurrence thereof, but the consent of the Master Fund shall not be required in connection with such an assignment. Any such assignment by SEI Trust to any subsidiary, parent or affiliate of SEI Trust will be valid only so long as the assignee or delegate remains a subsidiary, affiliate or parent of SEI Trust and in the event of any such assignment, SEI Trust will remain responsible for the acts of any such entity to whom it makes such assignment.

21. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23. MISCELLANEOUS.

     (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

     (b) NO REPRESENTATIONS OR WARRANTIES. Except as expressly provided in this Agreement, SEI Trust hereby disclaims all representations and warranties, express or implied, made to the Master Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. SEI Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

     (c) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, if the Master Fund makes any modifications to its registration statement or adopts any policies which would affect materially the obligations or responsibilities of SEI Trust hereunder without the prior written approval of SEI Trust, which approval shall not be unreasonably withheld or delayed, SEI Trust shall have the right to terminate this Agreement upon 30 days' prior written notice, during which time SEI Trust shall (i) cooperate with the Master Fund in transitioning the services performed hereunder to a third party, and (ii) SEI Trust and the Master Fund shall be obligated to perform their respective obligations under this Agreement, as in effect prior to the aforesaid modifications by the Master Fund.

     (d) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (e) GOVERNING LAW; VENUE. This Agreement shall be deemed to be a contract made in New York and governed by the laws of the State of New York, without regard to principles of conflicts of law. The parties agree that all actions and proceedings arising out of, under or in connection with this Agreement shall be brought in and be subject to the jurisdiction of a court of the State of New York or the United States District Court for the Southern District of New York located in the City of New York, and the parties irrevocably submit to the jurisdiction of such courts in respect of any such action or proceeding and waive to the fullest extent permitted by law any objection that they may now have or hereafter have to the laying of venue of any such action or proceeding in such manner, including any claim that such action or proceeding has been brought in an inconvenient forum. THE PARTIES HEREBY WAIVE ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDINGS OR LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

     (f) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     (g) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

SEI PRIVATE TRUST COMPANY

By:
   ------------------------

Name:

Title:
      ---------------------



GOLDMAN SACHS HEDGE FUND PARTNERS REGISTERED MASTER FUND, LLC

By:
   ------------------------

Name:

Title:
      ---------------------

                                 SCHEDULE A

                          DESCRIPTION OF SERVICES.

SEI Trust shall provide the following list of services to the Master Fund:

1. DELIVERY OF THE PROPERTY. The Master Fund will deliver or arrange for delivery to SEI Trust, all Property intended to be subject to this Agreement, including cash received as a result of the distribution of Interests, during the term of this Agreement. SEI Trust will not be responsible for such property until actual receipt.

2. RECEIPTS AND DISBURSEMENT OF MONEY. SEI Trust, acting upon Written Instructions, shall open and maintain a physically separate custodial account or accounts in the United States in the Master Fund's name (the "Accounts"), subject only to draft or order by SEI Trust acting pursuant to the terms of this Agreement, and shall hold in such account or accounts, subject to the provisions hereof all cash received by it from or for the account of the Master Fund, other than such cash, if any, maintained by the Master Fund in a custodial account established and used in accordance with Rule 17f-3 under the 1940 Act. Such funds shall be held by the SEI Trust in its capacity as custodian to the Master Fund and shall be withdrawable by the SEI Trust only in that capacity.

SEI Trust shall make cash payments from or for the Accounts of the Master Fund only for:

     (a) purchases of securities in the name of the Master Fund, SEI Trust, SEI Trust's nominee or a sub-custodian or nominee thereof as provided in Section 9 of this Schedule A and for which SEI Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

     (b) purchase or repurchase of Interests of the Master Fund delivered to SEI Trust;

     (c) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by the Master Fund;

     (d) payment to, subject to receipt of Written Instructions, the Master Fund's investor services agent, as agent for the members, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the investor services agent to members, or, in lieu of paying the Master Fund's investor services agent, SEI Trust may arrange for the direct payment of cash dividends and distributions to members in accordance with procedures mutually agreed upon from time to time by and among the Master Fund, SEI Trust and the Master Fund's investor services agent.

     (e) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Master Fund and held by or delivered to SEI Trust;

     (f) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section 2; and

     (g)  other payments, upon Written Instructions.

SEI Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

3. RECEIPT OF SECURITIES; SUB-CUSTODIANS.

     (a) SEI Trust shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Master Fund pursuant to the terms of this Agreement. SEI Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any member of the Master Fund's Board of Managers, or any officer, employee or agent of the Master Fund withdraw any securities.

     (b) At SEI Trust's own expense and for its own convenience, SEI Trust may enter into sub-custodian agreements with other banks or trust companies (provided that such entity shall be qualified to serve as custodian under the 1940 Act) to perform duties described in this Section 3 with respect to domestic assets. Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of SEI Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of SEI Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Master Fund.

     (c) In addition, SEI Trust may enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will be entered into with prior written notice to the Master Fund.

     (d) SEI Trust shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Master Fund harmless from its own acts or omissions, under the standards of care provided for herein, and from, and shall be responsible for, the acts and omissions of any sub-custodian chosen by SEI Trust under the terms of this Section 3 to the same extent that SEI Trust is responsible for its own acts and omissions under this Agreement.

4. TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Written
Instructions and not otherwise, SEI Trust, directly or through the use of the Book-Entry System, shall:

     (a) deliver any securities held for the Master Fund against the receipt of payment for the sale of such securities;

     (b) execute and deliver to such persons as may be designated in such Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Master Fund as owner of any securities may be exercised;

     (c) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to SEI Trust;

     (d) deliver any securities held for the Master Fund against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

     (e) deliver any securities held for the Master Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

     (f) make such transfer or exchanges of the assets of the Master Fund and take such other steps as shall be stated in said Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Master Fund;

     (g) release and deliver or exchange securities owned by the Master Fund in connection with any conversion of such securities, pursuant to their terms, into other securities;

     (h) release and deliver securities owned by the Master Fund for the purpose of redeeming in kind Interests of the Master Fund upon delivery thereof to SEI Trust; and

     (i) release and deliver or exchange securities owned by the Master Fund for other authorized Master Fund purposes.

5. USE OF BOOK-ENTRY SYSTEM. SEI Trust is authorized and instructed, on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Master Fund eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Master Fund, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. SEI Trust shall continue to perform such duties until it receives Written Instructions authorizing contrary actions.

SEI Trust shall administer the Book-Entry System as follows:

     (a) With respect to securities of the Master Fund which are maintained in the Book-Entry System, the records of SEI Trust shall identify by Book-Entry or otherwise those securities belonging to the Master Fund.

     (b) To the extent permitted by applicable law, assets of the Master Fund deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by SEI Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities.

SEI Trust will provide the Master Fund with such reports on its own system of internal control as the Master Fund may reasonably request from time to time.

6. REGISTRATION OF SECURITIES. All Securities held for the Master Fund which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by SEI Trust in bearer form; all other securities held for the Master Fund may be registered in the name of the Master Fund, SEI Trust, the Book-Entry System, a sub-custodian, or any duly appointed nominee of the Master Fund, SEI Trust, Book-Entry System or sub-custodian. The Master Fund reserves the right to instruct SEI Trust as to the method of registration and safekeeping of the securities of the Master Fund. The Master Fund agrees to furnish to SEI Trust appropriate instruments to enable SEI Trust to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any securities which it may hold for the Accounts and which may from time to time be registered in the name of the Master Fund.

7. VOTING AND OTHER ACTION. Neither SEI Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Master Fund, except in accordance with Written Instructions. SEI Trust, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by SEI Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Master Fund, then Written Instructions must designate the person who owns such securities.

8. TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, SEI Trust is authorized to take the following actions:

     (a)  COLLECTION OF INCOME AND OTHER PAYMENTS.

          (i) collect and receive for the account of the Master Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Master Fund of such receipt and credit such income, as collected, to the Master Fund's custodian account;

          (ii) endorse and deposit for collection, in the name of the Master Fund, checks, drafts, or other orders for the payment of money;

          (iii) receive and hold for the account of the Master Fund all securities received as a distribution on the Master Fund's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to the Master Fund and held by SEI Trust hereunder;

          (iv) present for payment and collect the amount payable upon all securities which may mature or be, on a mandatory basis, called, redeemed, or retired, or otherwise become payable on the date such securities become payable; and

          (v) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

     (b)  MISCELLANEOUS TRANSACTIONS.

          (i) SEI Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

               (a) for examination by a broker or dealer selling for the account of the Master Fund in accordance with street delivery custom;

               (b) for the exchange of interim receipts or temporary securities for definitive securities; and

               (c) for transfer of securities into the name of the Master Fund or SEI Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity that, in any such case, the new securities are to be delivered to SEI Trust.

          (ii) unless and until SEI Trust receives Written Instructions to the contrary, SEI Trust shall:

               (a) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Master Fund;

               (b) collect interest and cash dividends received, with notice to the Master Fund, to the account of the Master Fund;

               (c) hold for the account of the Master Fund all stock dividends, rights and similar securities issued with respect to any securities held by SEI Trust; and

               (d) execute as agent on behalf of the Master Fund all necessary ownership certificates required by the Internal Revenue Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Master Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

          (iii) SEI Trust shall upon receipt of Written Instructions establish and maintain segregated accounts on its records for and on behalf of the Master Fund.

9. PURCHASES OF SECURITIES. SEI Trust shall settle purchased securities upon receipt of Written Instructions that specify:

     (a) the name of the issuer and the title of the securities, including CUSIP number if applicable;

     (b) the number of shares or the principal amount purchased and accrued interest, if any;

     (c)  the date of purchase and settlement;

     (d)  the purchase price per unit;

     (e)  the total amount payable upon such purchase;

     (f) the name of the person from whom or the broker through whom the purchase was made. SEI Trust shall upon receipt of securities purchased by or for the Master Fund pay out of the moneys held for the account of the Master Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Written Instructions.

10. SALES OF SECURITIES. SEI Trust shall settle sold securities upon receipt of Written Instructions that specify:

     (a) the name of the issuer and the title of the security, including CUSIP number if applicable;

     (b) the number of shares or principal amount sold, and accrued interest, if any;

     (c)  the date of trade and settlement;

     (c)  the sale price per unit;

     (d)  the total amount payable to the Master Fund upon such sale;

     (e) the name of the broker through whom or the person to whom the sale was made;

     (f) the location to which the security must be delivered and delivery deadline, if any; and

SEI Trust shall deliver the securities upon receipt of the total amount payable to the Master Fund upon such sale, provided that the total amount payable is the same as was set forth in Written Instructions. Notwithstanding the other provisions thereof, SEI Trust may accept payment and deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities. In the event SEI Trust does not receive all the necessary information to settle sold securities in accordance with this Section 10, the Master Fund shall take any reasonable steps, requested by SEI Trust, to obtain the required information and forward it to SEI Trust in a timely manner.

11. REPORTS; PROXY MATERIALS.

     (a)  SEI Trust shall furnish to the Master Fund the following reports:

          (1) such periodic and special reports as the Master Fund may reasonably request;

          (2) a monthly statement summarizing all transactions and entries for the account of the Master Fund, listing each portfolio security belonging to the Master Fund with the adjusted average cost of each issue and the market value at the end of such month and stating the cash account of the Master Fund including disbursements;

          (3) the reports required to be furnished to the Master Fund pursuant to Rule 17f-4 of the 1940 Act; and (4) such other information as may be agreed upon from time to time between the Master Fund and SEI Trust.

     (b) SEI Trust shall transmit promptly to the Master Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. SEI Trust shall be under no other obligation to inform the Master Fund as to such actions or events. For clarification, upon termination of this Agreement, SEI Trust shall have no responsibility to transmit such material or to inform the Master Fund or any other person of such actions or events.

12. CREDITING OF ACCOUNTS. If SEI Trust in its sole discretion credits an Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of SEI Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of SEI Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) SEI Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation SEI Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, subject to the standard of care set out in Section 14 of the Agreement, SEI Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Master Fund. Nothing herein or otherwise shall require SEI Trust to make any advances or to credit any amounts until SEI Trust's actual receipt thereof. The Master Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in an Account hereunder in the amount necessary to secure the return and payment to SEI Trust of any advance or credit made by SEI Trust (including reasonable charges related thereto) to such Account.

13. COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by SEI Trust) shall be at the sole risk of the Master Fund. If payment is not received by SEI Trust within a reasonable time after proper demands have been made, SEI Trust shall notify the Master Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Master Fund. SEI Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. SEI Trust shall also notify the Master Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Master Fund with periodic status reports of such income collected after a reasonable time.

                                 SCHEDULE B


                                    FEES

The Master Fund shall pay SEI Trust compensation at the annual rate of 0.01% of the net assets of the Master Fund on the first $1 billion of such net assets, and 0.005% of the net assets of the Master Fund in excess of $1 billion dollars. Such compensation shall be calculated and accrued monthly, and paid to SEI Trust quarterly, within 10 business days of quarter-end.

If this Agreement shall become effective subsequent to the first day of a month or terminates before the last day of a month, SEI Trust's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.